Exhibit 3.9

ARTICLES OF INCORPORATION OF HSP INC.	FILED In the office of the Secretary of State of the State of California AUG 23 1994 /s/ Tony Miller
Acting Secretary of State

ARTICLE I

The name of this corporation is: HSP INC.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and complete business address in the State of California of this corporation’s initial agent for service of process is:

Paracorp Incorporated

ARTICLE IV

This corporation is authorized to issue only one class of shares of stock and the total number of shares which the corporation is authorized to issue is 10,000.

ARTICLE V

The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VI

This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.

ARTICLE VII

This corporation is a close corporation. All of this corporation’s issued shares shall be held of record by not more than thirty-five (35) persons.

Dated: August 23, 1994	/s/ Edna L. Perry
EDNA L. PERRY, Incorporator

[SEAL of the “OFFICE OF THE SECRETARY OF STATE”]

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